Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-119270) of National Interstate Corporation, Registration Statement (Form S-8 No. 333-122998) pertaining to the National Interstate Corporation Long Term Incentive Plan, and Registration Statement (Form S-8 No. 333-145194) pertaining to the National Interstate Savings and Profit Sharing Plan of our report dated June 29, 2010, with respect to the consolidated financial statements of Vanliner Group, Inc. and Subsidiaries in this Current Report (Form 8-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Kansas City, Missouri
September 16, 2010